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                                                                    Exhibit 23.6


                        Independent Auditors' Consent
                        -----------------------------


The Board of Directors
Platinum Underwriters Holdings, Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-113823) on Form S-3 of Platinum Underwriters Holdings, Ltd. ("Platinum") of our reports dated March 5, 2004, with respect to the consolidated balance sheets of Platinum as of December 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the year ended December 31, 2003, and the period April 19, 2002 (date of inception) to December 31, 2002, and all related financial statement schedules, which reports appear in the December 31, 2003, annual report on Form 10-K of Platinum.


/s/ KPMG LLP



New York, New York
April 2, 2004